Exhibit 28(j)

Deloitte & Touche LLP
1700 Market Street
Philadelphia, PA 19103-3984
USA
Tel: +1 215 246-2300
Fax: +1 215 569-2441
www.delitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 10 to the Registration Statement No. 811-21940 on Form N-1A of our report dated February 23, 2015, relating to the financial statements and financial highlights of EIP Growth and Income Fund (the “Fund”), the sole series of EIP Investment Trust, appearing in the Annual Report on Form N-CSR of EIP Investment Trust for the year ended December 31, 2014, and to the references to us under the headings “Portfolio Holdings Disclosure” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche

April 27, 2015

Member of
Deloitte Touche Tohmatsu Limited